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                                                                     Exhibit 5.2

                       [O'MELVENY & MYERS LLP LETTERHEAD]




February 19, 2003

                                                                 OUR FILE NUMBER
                                                                     412,137-055

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") of International Game Technology, a Nevada corporation (the "Company"), filed with the Securities and Exchange Commission, for the registration under the Securities Act of 1933, as amended, of $969,790,000 aggregate principal amount at maturity of the Company's Zero-Coupon Convertible Debentures due 2033 (the "Debentures"), and the shares of Common Stock, par value $.000625, of the Company issuable upon conversion of the Debentures. The Debentures were issued under an Indenture, dated as of January 29, 2003 (the "Indenture"), by and between the Company and The Bank of New York, as Trustee.

         In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents as we considered appropriate, including the Indenture.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed without independent verification that (a) the Company is duly organized, validly existing and in good standing in the jurisdiction of its organization and has the corporate power and authority to execute, deliver and perform its obligations under Indenture and the Debentures, (b) the Indenture and the Debentures have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company and
(c) the certificates representing the Debentures have been duly authenticated by a duly authorized signatory of the Trustee. To the extent the Company's obligations depend on the enforceability of the Indenture against the other parties to the Indenture, we have assumed that the Indenture is enforceable against the other parties thereto.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Debentures are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or
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International Game Technology, February 19, 2003 - Page 2


similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         Our opinion as to the enforceability of the Debentures is subject to the unenforceability under certain circumstances of broadly stated or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

         We express no opinion concerning federal or state securities laws or regulations or the gaming laws or regulations of any jurisdiction.

         The law covered by this opinion is limited to the present federal laws of the United States and the present law of the State of New York. We express no opinion regarding the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                         Respectfully submitted,


                                         /s/ O'MELVENY & MYERS LLP
                                         -------------------------
                                         O'MELVENY & MYERS LLP